Exhibit 10.2

March 14, 2005

Mr. Larry M. Segall

12 Escher Drive
Marlboro, New Jersey 07746

Re:                               Non-Disclosure and Non-Competition Agreement

Dear Larry:

This will confirm the terms of the agreement between Equinox Holdings, Inc. with offices at 895 Broadway, New York, New York (“Equinox”) and Mr. Larry M. Segall (“You” and “Your”) regarding the protection of Confidential Information and certain restrictions on Your competing with Equinox.

1.                                       GENERAL

Equinox agrees to employ You, and You agree to be employed by Equinox as Executive Vice President and Chief Financial Officer for Equinox’s consolidated businesses pursuant to the terms and provisions of the offer letter dated March 14, 2005 (the “Offer Letter”). Your employment relationship with Equinox will be on an “at will” basis, and either Equinox or You may terminate the employment for any reason and at any time, without notice.

2.                                       WORKS FOR HIRE

You agree that all work products including, but not limited to, patents, copyrights, product developments, service developments, ideas and concepts created by You during Your employment and which relate to the business of Equinox shall remain the exclusive property of Equinox.

3.                                       CONFIDENTIALITY AGREEMENT AND RESTRICTIVE COVENANTS

(a)                                  You recognize and acknowledge that the lists and files relating to Equinox’s members, prospects, employees, independent contractors and suppliers as well as its business plans, policies, operating procedures and financial information (including operating budgets) concerning Equinox or its shareholders and affiliates (collectively, “Confidential Information”), as same may exist from time to time, are valuable, special and unique assets of Equinox’s business.  You agree that, except as required by law, You will not disclose Confidential

Information to any person, firm, corporation, association or other entity for any reason or any purpose at all and that You will not use such Confidential Information for Your own benefit or the benefit of any third party(s).  You also agree that all equipment, records, files, memoranda, computer printouts and data, reports, correspondence and the like, relating to the business of Equinox, that You might use or prepare or with which You might come into contact, shall remain the sole property of Equinox.  You further agree to turn over immediately to Equinox any such material in Your possession at such time as Your employment is terminated.

(b)                                 You agree that, during Your employment and for a period of twelve (12) months immediately following termination of Your employment, You will not, without Equinox’s prior written consent, directly or indirectly, own, manage, be employed by, operate, consult for or participate in, or be connected as an officer, employee, partner, or otherwise with any fitness club within a twelve (12) block radius of Equinox or any of its affiliates’ facilities; provided however that, in the event that Your employment is terminated by Equinox without cause, the period of time of your non-compete will be the same as the equivalent number of months during which You receive severance pay as described more fully in paragraph 3(c).  Notwithstanding the foregoing, the parties agree that You will be released from the terms of the preceding non-compete provision in the event that Equinox fails to fulfill any of its financial obligations under the Offer Letter or this letter agreement. You also agree that, during Your employment and for a period of  twelve (12) months immediately following termination of Your employment, You will not in any manner, directly or indirectly, disparage Equinox or its employees and operations in any way. You further agree that, during Your employment and for a period of  twelve (12) months immediately following termination of Your employment, You will not in any manner, directly or indirectly, encourage, induce or attempt to induce any person who is then or was (within six (6) months before the date of such inducement) an employee or consultant of Equinox to alter or terminate his or her employment or consultation with Equinox or otherwise solicit, attempt to hire or hire any such employee or consultant.  If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced geographically, or both, so that this covenant may be enforced during such period of time and in such areas as are adjudged to be reasonable.

(c)                                  Equinox agrees that, in the event that Your employment is terminated by Equinox, You will be entitled to receive severance pay equal to six months of base salary, paid out in accordance with the Company’s normal payroll schedule, plus one additional month of salary continuation for each year you had been employed with Equinox prior to Your termination.  The amount of such severance pay shall be no more than fifteen months of Your effective base salary at the time of termination, less any applicable deductions as required by law.  In the event that You are terminated for cause, Equinox is not obligated to make any severance payment.  For the purposes of this Agreement, “cause” shall be deemed to exist if:

(i)                      You are terminated for embezzlement of corporate funds;

(ii)                   You enter a business or employment that Equinox reasonably determines to be detrimentally competitive with the business of Equinox and substantially injurious to the financial interests of Equinox;

(iii)                You willfully refuse to perform services consistent with Your position;

(iv)               You engage in acts of dishonesty or fraud in connection with Your employment; or

(v)                  You engage in acts of misconduct of such nature that Your continued employment could reasonably be expected to adversely affect the business or properties of Equinox.

For the purposes of determining “cause” in subparagraphs 3(c)(ii), 3(c)(iii) and 3(c)(v) above, You will have thirty (30) days, after written notice from Equinox’s Board of Directors, to remedy the reason(s) given by the Board in such notice for the assertion of a “cause” event.  If You fail to remedy the reason(s) within such thirty (30) day period, Equinox may terminate You for cause.

(d)                                 You agree that, upon a breach, threatened breach or violation by You of any of the foregoing provisions of this paragraph 3, Equinox, in addition to all other remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain You and each and every other person, partnership, association, corporation or organization concerned therein, from the continuance of any action constituting such breach.

4.                                       NOTICES

Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or four (4) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive the same at his or its address first set forth above.  We may designate by notice to each other any new address for the purposes of this Agreement as provided in this paragraph 4.

5.                                       MISCELLANEOUS PROVISIONS

(a)                                  This instrument, in conjunction with the Offer Letter, represents the entire Agreement between us and supersedes any prior agreement or understanding with respect to the subject matter hereof.  In the event that a conflict arises between this Agreement and the Offer Letter, the Offer Letter will govern.  No provision hereof may be amended, modified, terminated or revoked except by a writing signed by both of us.

(b)                                 This Agreement will be governed by, and construed and enforced according to, the laws of the State of New York without regard to its conflicts of law rules.

(c)                                  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed the waiver of subsequent breach or default of the same or similar nature.

(d)                                 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(e)                                  We agree that we will each take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

(f)                                    The agreements and covenants set forth in Paragraph 3 above shall survive termination and expiration of this Agreement for the various time periods specified therein.

If this letter accurately sets forth the terms of our agreement, please countersign the enclosed copy and return it to us.

Very truly yours,

EQUINOX HOLDINGS, INC.

/s/ Joel S. Greengrass

Joel S. Greengrass

Accepted and Agreed to this
14th day of March 2005

/s/ Larry M. Segall

Larry M. Segall